UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 11, 2018

ALICO, INC.
(Exact name of registrant as specified in its charter)

Florida	0-261	59-0906081
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10070 Daniels Interstate Court Fort Myers, Florida, 33913 (Address of principal executive offices)

Registrant's telephone number, including area code: (239) 226-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.
On November 11, 2018, Alico, Inc. (the "Company") received a purported Shareholder Notice and Written Consent of the Majority Shareholders of the Company (the "Purported Consent"), executed by 734 Agriculture, LLC ("734 Agriculture") as the managing member of 734 Investors, LLC ("734 Investors"), Remy W. Trafelet, and certain funds affiliated with Remy W. Trafelet, who together claim to own or direct the voting of approximately 56% of the Company's outstanding shares of common stock (collectively, the "Shareholders").  The Purported Consent requests that the Board of Directors of the Company (the "Board") fix a written consent record date and purports to amend the Amended and Restated Bylaws of the Company (the "Bylaws") and to unseat and replace several members of the Board.  On November 13, 2018 the Shareholders filed with the Securities and Exchange Commission (the "SEC") an Amendment No. 7 to the Shareholders' Schedule 13D disclosing the matters set forth in the Purported Consent.  Reference is made to Exhibit 99.2 of such Amendment No. 7.
On November 12, 2018, at a special meeting of the Board, the Board authorized the formation of an ad-hoc committee of the Board (the "Committee") to consider, evaluate and make any and all determinations, and to take any and all actions, on behalf of the Board, in connection with the Purported Consent, including to make a determination with respect to the compliance of the Purported Consent with the requirements of the Company's Amended and Restated Bylaws and applicable law.  The Committee is chaired by Henry R. Slack and is composed of all other directors of the Board other than those affiliated with 734 Agriculture, and includes R. Greg Eisner, Benjamin D. Fishman, W. Andrew Krusen, Jr. and Joseph S. Sambuco.
The Purported Consent shall not become effective until all notices, filings and conditions under the Bylaws and applicable law have been satisfied.  Consistent with its fiduciary duties, the Committee, with the assistance of its legal advisors, will immediately begin the process of carefully evaluating the Purported Consent and will provide an update upon completion of its review.
Forward Looking Statements
This Current Report on Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are based on the Company's current expectations about future events and can be identified by terms such as "plans," "expect," "may," "anticipate," "intend," "should be," "will be" "is likely to," "believes," and similar expressions referring to future periods.  The Company believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements.  Actual results may differ materially from those expressed or implied in the forward-looking statements.  Therefore, the Company cautions you against relying on any of these forward-looking statements.  Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and its by-products, increased pressure from diseases including citrus greening and citrus canker, as well as insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities and other growth opportunities; onetime events; acquisitions and divestitures; seasonality; our ability to achieve the anticipated cost savings under the Alico 2.0 Modernization Program; customer concentration; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; market and pricing risks due to concentrated ownership of stock; the Company's receipt of future funding from the state of Florida in connection with water retention projects; any federal relief received in the future by the Company in connection with Hurricane Irma; recent changes in the equity plan awards to employees; continuation of the Company's dividend policy; political changes and economic crises; competitive actions by other companies; changes in dividends; increased competition from international companies; changes in environmental regulations and their impact on farming practices; the land ownership policies of governments, changes in government farm programs and policies, international reaction to such programs, changes in pricing calculations with our customers; fluctuations in the value of the U. S. dollar, interest rates, inflation and deflation rates; changes in and effects of crop insurance programs, global trade agreements, trade restrictions and tariffs; soil conditions, harvest yields, prices for commodities, and crop production expenses; and any future change to the Company's current status as a Controlled Company under NASDAQ listing requirements.  Other risks and uncertainties include those that are described in Alico's SEC filings, which are available on the SEC's website at http://www.sec.gov.  The Company undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALICO, INC.
Date: November 13, 2018	By:	/s/ John E. Kiernan
	Name:	John E. Kiernan
	Title:	Senior Vice President and Chief Financial Officer